SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2006

BRINKER INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-10275	74-1914582
(State of Incorporation)	(Commission File	(IRS Employment
	Number)	Identification No.)

6820 LBJ Freeway

Dallas, Texas 75240

(Address of principal executive offices)

Registrant’s telephone number, including area code    972-980-9917

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Section 1 — Registrant’s Business and Operation

Item 1.01.  Entry into a Material Definitive Agreement

Brinker International, Inc. (the “Registrant”) has entered into the following two credit facilities:

(i) on August 15, 2006, an amended uncommitted credit facility with JP Morgan Chase Bank (the “JPMorgan”).  The amended facility replaces the existing uncommitted credit facility with JPMorgan dated February 2, 2006.  The limits under the amended facility increased by $200 million to $350 million.  Borrowings under the amended facility may be made for periods based on market conditions at negotiated rates based upon the Federal funds rate, Prime Rate or LIBOR as agreed upon by Registrant and JPMorgan.  The amended facility remains uncommitted giving JPMorgan the option not to extend funding.  The amended facility is evidenced by a promissory note dated August 15, 2006, issued by the Registrant to JPMorgan; and

(ii) on August 17, 2006, a credit facility with Bank of America, N.A. (“Bank of America”). The term of the facility is 364 days and the limit is $50 million.  Borrowings under the facility may be made for periods based on market conditions at an interest rate based on LIBOR.  The facility is evidenced by an agreement between the Registrant and Bank of America, dated August 17, 2006.

JPMorgan and Bank of America are participants in the Registrant’s existing $300 million revolving credit facility and both provide other general banking services to Registrant.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRINKER INTERNATIONAL, INC.

Date: August 21, 2006	By:	/s/ Douglas H. Brooks
Douglas H. Brooks, Chairman of the Board
President and Chief Executive Officer